UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)            June 5, 2018

EBIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-15946	77-0021975
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1 Ebix Way Johns Creek, Georgia	30097
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code     (678) 281-2020
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
                         Emerging growth company      ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 1.01               Entry into a Material Definitive Agreement
On June 1, 2018, Ebix, Inc. (“Ebix” ), a Delaware corporation, completed a Share Purchase Agreement (the “Agreement”) with Centrum Capital Limited ("CCL"), an India corporation, and its affiliates to acquire 100% of the shares of CentrumDirect Limited (“CDL”). The acquisition was previously announced through a press release dated April 3rd 2018. The Agreement which had been unanimously approved by the Boards of Directors of both CCL and Ebix was pending shareholder and other regulatory/commercial approvals. CDL, with its principal offices in Mumbai, India, is an Omni-channel exchange that offers a variety of foreign exchange and outward money remittance products targeting niche sectors like leisure travel, corporate travel, overseas education related remittances, airport money exchange including duty free shops, tour cost remittances of travel agents, disbursement of crew wages to ships docked on Indian shores, immigration related remittance, retail and wholesale currency markets. Under the terms of the Agreement Ebix acquired CDL's shares for base consideration in the amount of $175 million plus an additional $4.5 million for final net cash acquired. The aggregate consideration was paid in cash using its existing bank line and internal cash reserves.

On June 5, 2018, the Company issued a press release announcing the details of this Agreement. A copy of this press release is being filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference in its entirety.

Item 9.01               Financial Statements and Exhibits.
Exhibits
99.1         Press release, dated June 5, 2018, issued by Ebix, Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EBIX, INC.

By:	/s/ Sean T. Donaghy
Name:	Sean T. Donaghy
Title:	Chief Financial Officer(principal financial and accounting officer)

Dated: June 6, 2018